UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 4, 2005

ASPEN INSURANCE HOLDINGS LIMITED

(Exact name of registrant as specified in its charter)

Bermuda	001-31909	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Victoria Hall
11 Victoria Street
Hamilton HM 11
Bermuda

(Address of principal executive offices)
(Zip Code)

Registrant's telephone number, including area code: (441) 295-8201

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01      Other Events

Risks Related to Our Company

Uncertainty related to estimated losses related to Hurricanes Katrina and Rita may further impact our financial results.

On October 3, 2005, we updated our estimates of our retained losses from Hurricane Katrina, after recoveries from our outwards reinsurance program and the impact of outwards and inwards re-instatement premiums, to be between $325 million and $400 million on an after tax basis. This equates to estimated gross losses of between approximately $840 million and $925 million. We also estimated that our retained losses from Hurricane Rita after recoveries from our outwards reinsurance program and the impact of outwards and inwards re-instatement premiums are likely to be between $50 million and $60 million on an after tax basis, which are based on our estimated gross losses of between $150 million and $200 million. Accordingly, losses from Hurricane Katrina and Hurricane Rita will materially negatively impact our third quarter financial results and our shareholders' equity. Our preliminary estimates were based on limited information available to date from brokers and their evaluations to date, initial loss indications to date, current industry loss estimates, output from industry and proprietary models and a review of in-force contracts, each of which basis is subject to change to reflect future information. With respect to losses from Hurricane Katrina, for example, we updated our estimates based on very preliminary indications from brokers that certain cedants' losses are likely to be considerably larger than anticipated and, for some cedants, may exceed their 1 in 100 year (1% exceedance probability) or even 1 in 250 year (0.4% exceedance probability) loss return period calculations for U.S. wind losses, which would imply industry insured losses for Hurricane Katrina considerably in excess of $40 billion.

In addition, our estimates are subject to a high level of uncertainty arising out of extremely complex and unique causation and coverage issues associated with the unprecedented nature of these events, including the attribution of losses to wind or flood damage or other perils such as fire, business interruption or riot and civil commotion. In addition, these estimates may vary due to extremely limited claims data received to date, potential legal and regulatory developments related to potential losses, as well as inflation in repair costs due to the limited availability of labor and materials due in part to the size and proximity in time and distance of the two hurricanes. We expect that these issues may be subject to litigation by state attorneys general and private parties and will not be resolved for a considerable period of time and may be influenced by evolving legal and regulatory developments. Actual losses may vary materially from these estimates.

Our retrocessional coverage may be exhausted if additional large storms, catastrophes or other events causing losses occur in 2005.

We have in place for 2005 various retrocessional reinsurance contracts protecting our property reinsurance and specialty reinsurance lines of business. In most cases these contracts provide, following a first loss, for one reinstatement of the limit recoverable under the contract. Based on the range of our estimated gross losses related to Hurricane Katrina, we will have exhausted the first limit of coverage of all of these contracts. Based on our current estimate of the losses from Hurricane Rita there is approximately $200 million of this reinsurance coverage remaining available. However, if further large losses occur in 2005, we may exhaust our outwards reinsurance program. We cannot be sure that retrocessional coverage will be available to us on acceptable terms, or at all, for the remainder of 2005 or for future accident years.

Our risk exposure will be materially greater due to higher loss limits and less risk diversity, and our underwriting capacity will be restricted, if we cannot purchase retrocessional coverage.

Our financial strength ratings are under review, and a downgrade in our credit rating by rating agencies may materially and negatively impact our business and results of operations and may cause a default under some agreements.

Based on our updated estimates of our losses from Hurricane Katrina and Hurricane Rita, Standard & Poor's has placed the financial strength ratings of Aspen Insurance UK Limited, our U.K. subsidiary, and Aspen Insurance Limited, our Bermudian subsidiary, on credit watch with negative implications. The current financial strength ratings of Aspen Insurance UK Limited and Aspen Insurance Limited are "A" (Strong), seventh highest of twenty-one rating levels. A.M. Best also placed the financial strength rating of "A−" and the issuer credit rating of "B−" of Aspen Insurance Limited under review with negative implications. Moody's has also indicated to the Company that it intends to place the Company and its operating subsidiaries on credit watch. Ratings have become an increasingly important factor in establishing the competitive position of insurance and reinsurance companies. If our ratings are reduced from their current levels by any of A.M. Best, Moody's or Standard & Poor's, our competitive position in the insurance industry would suffer and it would be more difficult for us to market our products and to expand our insurance and reinsurance portfolio and renew our existing insurance and reinsurance policies and agreements. A downgrade also may require us to establish trusts or post letters of credit for ceding company clients, and could trigger provisions allowing some ceding company clients to terminate their insurance and reinsurance contracts with us. A significant downgrade could result in a substantial loss of business as ceding companies and brokers that place such business move to other reinsurers with higher ratings. We cannot give any assurance regarding whether or to what extent the rating agencies may downgrade our ratings in light of recent events or after the offering of our shares.

In addition, a downgrade of the financial strength rating of Aspen Insurance UK Limited, Aspen Insurance Limited or Aspen Specialty Insurance Company by A.M. Best below "B++" or by Standard & Poor's below "A−" would constitute an event of default under our letter of credit and revolving credit facility with Barclays Bank PLC. While we do not currently have any borrowings outstanding under this facility, any such downgrade could reduce our liquidity and financial flexibility.

Losses beyond our current estimates could result in a change in our financial strength or credit ratings. Standard & Poor's also placed the "BBB+" long-term counterparty credit rating of Aspen Insurance Holdings Limited on credit watch with negative implications. Moody's has also indicated to the Company that it intends to place the "Baa2" senior debt rating of Aspen Insurance Holdings Limited on review for possible downgrade. Our ratings may be revised or revoked at the sole discretion of the rating agencies and any downgrade may materially and adversely impact our business, results of operations and our liquidity and financial flexibility.

Outlook and Trends

As a result of Hurricanes Katrina and Rita and the New Orleans Flood, we expect that the more loss affected lines, such as offshore energy physical damage, certain major property insurance accounts and elements of property reinsurance will see significant rate increases accompanied by dramatically improved terms and conditions. Certain loss affected lines, such as marine hull and other marine lines will, we believe, experience modest improvement. Other lines of business not affected by the recent hurricanes may see rates stabilized whereas we had previously expected rate declines for such lines prior to Hurricanes Katrina and Rita.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASPEN INSURANCE HOLDINGS LIMITED (Registrant)

Dated: October 5, 2005  By: /s/ Julian Cusack
  Name: Julian Cusack
  Title:   Chief Financial Officer